Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

YUMMY FLIES, INC.
PURA NATURALS, INC.
and

THE SHAREHOLDERS OF
PURA NATURALS, INC.
NAMED HEREIN

Dated as of July 15, 2016

Exhibit 2.1 -- Page 1

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this "Agreement"), dated as of July 15, 2016, is by and among YUMMY FLIES, INC., a Colorado corporation ("YMMF"), PURA NATURALS, INC., a Delaware corporation ("PURA"), and the individuals identified on Annex A hereto.  Each of the parties to this Agreement is individually referred to herein as a "Party" and collectively, as the "Parties."  Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex B hereto.

BACKGROUND

A            YMMF is a publicly traded corporation quoted on the OTC Markets (the "OTC").
B.            PURA has 15,000,000 shares of common stock (the "PURA Stock"), issued and outstanding, approximately 90% of which are held by the shareholders identified on Annex A (together referred to herein as the "Shareholders" and each a "Shareholder").  Each Shareholder is the record and beneficial owner of the number of shares of PURA Stock, or the right to receive such shares, set forth opposite such Shareholder's name on Annex A hereto.  PURA has also granted to the rights holders identified on Schedule 3.3 in connection with the issuance of options (each, a "PURA Option") the right to receive PURA Stock (together referred to herein as the "Stakeholders" and each a "Stakeholder").
C.            Each Shareholder has agreed to transfer all of his, her or its (hereinafter "its") shares of PURA Stock, or the right to receive such stock, in exchange for newly issued shares of the Common Stock, $0.001 par value, of YMMF (the "YMMF Stock").  Each of such Stakeholders has agreed herein to accept shares of YMMF Stock (as defined below) in lieu of PURA Stock upon exercise or conversion of such Stakeholder's PURA Options.
D.            The number of shares of YMMF Stock to be received by each Shareholder and Stakeholder is listed opposite each such Stakeholder's name on Annex A.  The aggregate number of shares of YMMF Stock that is reflected on Annex A is referred to herein as the "Shares." Approximately 470,000 shares of YMMF Stock will be reserved for issuance upon conversion of the PURA Options, as set forth on Annex A.  In the aggregate, the shares of YMMF Stock issuable to Shareholders will be approximately seventy-five percent (75%) of the issued and outstanding capital stock of YMMF as of and immediately after the Closing.

E.            The Board of Directors of each of YMMF and PURA has determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
Exchange of Shares

1.1.            Exchange by the Shareholders.  At the Closing, each Shareholder shall sell, transfer, convey, assign and deliver to YMMF its PURA Stock free and clear of all Liens in exchange for the YMMF Stock listed on Annex A opposite such Shareholder's name.

Exhibit 2.1 -- Page 2

1.2.            Exchange by the Stakeholders.     Following the Closing, each Stakeholder agrees that its PURA Option shall be convertible into, or exercisable for, as the case may be, shares of YMMF Stock set forth on Schedule 3.3 opposite such Stakeholder's name, in lieu of PURA Stock.
1.3.            Closing.  The closing (the "Closing") of the transactions contemplated hereby (the "Transactions") shall take place at the offices of Kline Law Group, PC in Irvine, CA commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the "Closing Date").

1.4            Legal Fees.  The parties acknowledge and agree that Kline Law Group, PC has acted as counsel to YYMF in connection herewith, and upon consummation of the transactions contemplated hereby shall act as counsel to the combined entity.  The parties further acknowledge and agree that PURA has, as partial consideration hereof, pre-paid legal fees incurred by YMMF in the amount of $25,000.  YMMF and PURA have executed and delivered a conflict waiver prior to the date hereof.

ARTICLE II
Representations and Warranties of the Shareholders and Stakeholders

Each of the Shareholders and Stakeholders hereby severally (and not jointly) represents and warrants to YMMF with respect to itself, as follows.
2.1.            Good Title.  The Shareholder is the record and beneficial owner, and has good title to its PURA Stock, with the right and authority to sell and deliver such PURA Stock.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of YMMF as the new owner of such PURA Stock in the share register of PURA, YMMF will receive good title to such PURA Stock, free and clear of all Liens.  The Stakeholder is the record and beneficial owner of its PURA Option, and has good title to such PURA Option with the sole right and authority to convert and/or exercise such PURA Option.
2.2.            Organization.  Each Shareholder or Stakeholder that is an entity is duly organized and validly existing in its jurisdiction of organization.
2.3.            Power and Authority.  The Shareholder or Stakeholder has the legal power, capacity and authority to execute and deliver this Agreement and each Transaction Document to be delivered by it hereunder and to perform its obligations hereunder and thereunder, and to consummate the Transactions.  All acts required to be taken by the Shareholder or Stakeholder to enter into this Agreement, to deliver each Transaction Document to which it is a party and to carry out the Transactions have been properly taken.  This Agreement constitutes a legal, valid and binding obligation of the Shareholder or Stakeholder, enforceable against the Shareholder or Stakeholder in accordance with the terms hereof, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally.

Exhibit 2.1 -- Page 3

2.4.            No Conflicts.  The execution and delivery of this Agreement by the Shareholder or Stakeholder and the performance by the Shareholder or Stakeholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Shareholder or Stakeholder; and (c) will not violate or breach any contractual obligation to which the Shareholder or Stakeholder is a party.
2.5.            Litigation.  There is no pending proceeding against the Shareholder or Stakeholder that involves the Shares or PURA Options or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the knowledge of the Shareholder or Stakeholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.
2.6.            No Finder's Fee.  The Shareholder or Stakeholder has not created any obligation for any finder's, investment banker's or broker's fee in connection with the Transactions.
2.7.            Purchase Entirely for Own Account.  The YMMF Stock proposed to be acquired by the Shareholder or Stakeholder hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Shareholder or Stakeholder has no present intention of selling or otherwise distributing the YMMF Stock, except in compliance with applicable securities laws.
2.8.            Available Information.  The Shareholder or Stakeholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in YMMF.
2.9.            Non-Registration.  The Shareholder or Stakeholder understands that the YMMF Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder's or Stakeholder's representations as expressed herein.  The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the YMMF Stock in accordance with YMMF's charter documents or the laws of its jurisdiction of incorporation.
2.10.            Restricted Securities.  The Shareholder or Stakeholder understands that the Shares are characterized as "restricted securities" under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder or Stakeholder pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. The issuance of the Shares hereunder have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the YMMF Stock is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The Shareholder further acknowledges that if the Shares are issued to the Shareholder or Stakeholder in accordance with the provisions of this Agreement and the Intruments, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom.  The Shareholder or Stakeholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

Exhibit 2.1 -- Page 4

2.11.             Accredited Investor.  The Shareholder or Stakeholder is an "Accredited Investor" within the meaning of Rule 501 under the Securities Act and the Shareholder was not organized for the specific purpose of acquiring the Shares.
2.12.            Legends.   The Shareholder or Stakeholder hereby agrees with YMMF that the YMMF Stock will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

2.13.            Additional Legend; Consent. Additionally, the YMMF Stock will bear any legend required by the "blue sky" laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. The Shareholder or Stakeholder consents to YMMF making a notation on its records or giving instructions to any transfer agent of YMMF Stock in order to implement the restrictions on transfer of the Shares.

ARTICLE III
Representations and Warranties of PURA

PURA represents and warrants as follows to YMMF.

Exhibit 2.1 -- Page 5

3.1.            Organization, Standing and Power.  PURA and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on PURA, a material adverse effect on the ability of PURA to perform its obligations under this Agreement or on the ability of PURA to consummate the Transactions (a "PURA Material Adverse Effect").  PURA and each of its subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a PURA Material Adverse Effect.  PURA has delivered to YMMF true and complete copies of the PURA Charter, the PURA Bylaws, and the comparable charter, organizational documents and other constituent PURA Options of each of its subsidiaries, in each case as amended through the date of this Agreement.
3.2.            Subsidiaries; Equity Interests.  All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by PURA, by another subsidiary of PURA or by PURA and another subsidiary of PURA, free and clear of all Liens.  Except for its interests in its subsidiaries, PURA does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.
3.3.            Capital Structure.  The authorized capital stock of PURA consists of 100,000,000 shares of common stock and 25,000,000 shares of preferred stock.  As of the date hereof, 15,000,000 shares of common stock, and no shares of Preferred Stock are issued and outstanding.  Except as set forth on Annex A attached hereto, no shares of capital stock or other voting securities of PURA are issued, reserved for issuance or outstanding.  PURA is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries.  All outstanding shares of the capital stock of PURA and each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusapreemptive right, subscription right or any similar right under any provision of the law of Delaware, the PURA Charter, the PURA Bylaws or any Contract to which PURA is a party or otherwise bound.  Except as set forth on Annex A, there are not any bonds, debentures, notes or other indebtedness of PURA or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of PURA's capital stock or the capital stock of any of its subsidiaries may vote ("Voting PURA Debt").  Except as set forth on Annex A, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which PURA or any of its subsidiaries is a party or by which any of them is bound (a) obligating PURA or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, PURA or any of its subsidiaries or any Voting PURA Debt, (b) obligating PURA or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of PURA or of any of its subsidiaries.  As of the date of this Agreement, there are not any outstanding contractual obligations of PURA to repurchase, redeem or otherwise acquire any shares of capital stock of PURA.

Exhibit 2.1 -- Page 6

3..4            Authority; Execution and Delivery; Enforceability.  PURA has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery by PURA of this Agreement and the consummation by PURA of the Transactions have been duly authorized and approved by the Board of Directors of PURA and no other corporate proceedings on the part of PURA are necessary to authorize this Agreement and the Transactions.  When executed and delivered, this Agreement will be enforceable against PURA in accordance with its terms. , except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally.
3.5.            No Conflicts; Consents.  The execution and delivery by PURA of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of PURA or any of its subsidiaries under, any provision of (i) the PURA Charter, the PURA Bylaws or the comparable charter or organizational documents of any of its subsidiaries, (ii) any material Contract to which PURA or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to PURA or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a PURA Material Adverse Effect.
3.6.            Except for any required filings under applicable "Blue Sky" or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to PURA or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.
3.7.            Taxes.  Each of PURA and each of its subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to timely file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a PURA Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to timely pay or pay, individually or in the aggregate, has not had and would not reasonably be expected to have a PURA Material Adverse Effect.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of PURA know of no basis for any such claim.
3.8.            The PURA Financial Statements reflect an adequate reserve for all Taxes payable by PURA and its subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  To the knowledge of PURA no deficiency with respect to any Taxes has been proposed, asserted or assessed against PURA or any of its subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a PURA Material Adverse Effect.

Exhibit 2.1 -- Page 7

3.9.            Benefit Plans.  PURA does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of PURA or any of its subsidiaries (collectively, "PURA Benefit Plans").  As of the date of this Agreement there are not any severance or termination agreements or arrangements between PURA or any of its subsidiaries and any current or former employee, officer or director of PURA or any of its subsidiaries, nor does PURA or any of its subsidiaries have any general severance plan or policy.
3.10.            Litigation. There is no Action against or affecting PURA or any of its subsidiaries or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a PURA Material Adverse Effect.  Neither PURA nor any of its subsidiaries, nor to the knowledge of any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.
3.11.            Compliance with Applicable Laws.  PURA and each of its subsidiaries have conducted their business and operations in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a PURA Material Adverse Effect.  PURA has not received any written communication during the past two years from a Governmental Entity that alleges that PURA is not in compliance in any material respect with any applicable Law.  This Section 3.9 does not relate to matters with respect to Taxes, which are the subject of Section 3.6.
3.12.            Brokers.  Except as set forth in the PURA Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of PURA or any of its subsidiaries.
3.13.            Contracts.  There are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of PURA and its subsidiaries taken as a whole.  Neither PURA nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a PURA Material Adverse Effect.
3.14.            Title to Properties.  Neither PURA nor any of its subsidiaries own any real property.  PURA and each of its subsidiaries has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses, except to the extent the failure of having such sufficient title or valid leasehold interest, would not reasonably be expected to have a Material Adverse Effect..  All such assets and properties, other than assets and properties in which PURA or any of its subsidiaries has leasehold interests, are free and clear of all Liens other than those set forth in the PURA Disclosure Letter and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of PURA and its subsidiaries to conduct business as currently conducted.

Exhibit 2.1 -- Page 8

3.15.            Intellectual Property.  PURA and each of its subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights which are material to the conduct of the business of PURA and its subsidiaries taken as a whole.  There are no claims pending or, to the knowledge of PURA, threatened that PURA or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.  To the knowledge of PURA, no person is infringing the rights of PURA or any of its subsidiaries with respect to any Intellectual Property Right.
3.16.            Financial Statements.  PURA has delivered to YMMF its unaudited consolidated financial statements for the years ended December 31, 2016 and 2015 (the "PURA Financial Statements").  The PURA Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period indicated.  The PURA Financial Statements fairly present in all material respects the financial condition and operating results of PURA, as of the dates, and for the periods, indicated therein.  PURA does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to December 31, 2016, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the PURA Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a PURA Material Adverse Effect.
3.17.            Transactions with Affiliates and Employees.  None of the officers or directors of PURA and, to the knowledge of PURA, none of the employees of PURA is presently a party to any transaction with PURA or any of its subsidiaries (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of PURA, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.
3.18.            Solvency.  Based on the financial condition of PURA as of the Closing Date (and assuming that the Closing shall have occurred), (a) PURA's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of PURA's existing debts and other liabilities (including known contingent liabilities) as they mature, (b) PURA's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by PURA, and projected capital requirements and capital availability thereof, and (c) the current cash flow of PURA, together with the proceeds PURA would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  PURA does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).
3.19.            Investment Company.  PURA is not, and is not an affiliate of, and immediately following the Closing will not have become, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

Exhibit 2.1 -- Page 9

3.20.            Foreign Corrupt Practices.  Neither PURA, nor any of its subsidiaries, nor, to PURA's knowledge, any director, officer, agent, employee or other person acting on behalf of PURA or any of its subsidiaries has, in the course of its actions for, or on behalf of, PURA (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; ; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
3.21.            Absence of Certain Changes or Events.  From December 31, 2015 to the date of this Agreement, PURA has conducted its business only in the ordinary course, and during such period there has not been:

(a)            any change in the assets, liabilities, financial condition or operating results of PURA or any of its subsidiaries, except changes in the ordinary course of business that have not caused, in the aggregate, a PURA Material Adverse Effect;
(b)            any damage, destruction or loss, whether or not covered by insurance, that would have a PURA Material Adverse Effect;
(c)            any waiver or compromise by PURA or any of its subsidiaries of a valuable right or of a material debt owed to it;
(d)            any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by PURA or any of its subsidiaries, except in the ordinary course of business and the satisfaction or discharge of which would not have a PURA Material Adverse Effect;
(e)            any material change to a material Contract by which PURA or any of its subsidiaries or any of its respective assets is bound or subject;
(f)            any mortgage, pledge, transfer of a security interest in, or lien, created by PURA or any of its subsidiaries, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair PURA's or its subsidiaries' ownership or use of such property or assets;
(g)            any loans or guarantees made by PURA or any of its subsidiaries to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;
(h)            any alteration of PURA's method of accounting or the identity of its auditors;
(i)            any declaration or payment of dividend or distribution of cash or other property to the Shareholders or any purchase, redemption or agreements to purchase or redeem any PURA Stock;
(j)            any issuance of equity securities to any officer, director or affiliate, except pursuant to existing PURA stock option plans; or

Exhibit 2.1 -- Page 10

(k)            any arrangement or commitment by PURA or any of its subsidiaries to do any of the things described in this Section 3.19.

3.22.            Disclosure.  All disclosure provided to YMMF regarding PURA, its business and the Transactions, furnished by or on behalf of PURA (including PURA's representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
3.23.            No Undisclosed Events, Liabilities, Developments or Circumstances.  No event, liability, development or circumstance has occurred or exists, to the knowledge of PURA, or is contemplated to occur with respect to PURA or any of its subsidiaries, or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by PURA under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by PURA of its PURA Stock and which has not been publicly announced.
3.25.            No Additional Agreements.  PURA does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

Exhibit 2.1 -- Page 11

ARTICLE IV
Representations and Warranties of YMMF

YMMF represents and warrants as follows to the Shareholders and PURA.

4.1.            Organization, Standing and Power.  YMMF is duly organized, validly existing and in good standing under the laws of the State of Wyoming and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on YMMF, a material adverse effect on the ability of YMMF to perform its obligations under this Agreement or on the ability of YMMF to consummate the Transactions (a "YMMF Material Adverse Effect").  YMMF is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a YMMF Material Adverse Effect.  YMMF has delivered to PURA true and complete copies of the YMMF Charter and the YMMF Bylaws, as amended through date of this Agreement..
4.2.            Subsidiaries; Equity Interests.  YMMF does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.
4.3.            Capital Structure.  The authorized capital stock of YMMF consists of 100,000,000 shares of common stock, $.001 par value and no shares of Preferred Stock.  As of the date hereof approximately 10,278,000 shares of YMMF's common stock and no shares of preferred stock are issued and outstanding.  At the Closing, 8,289,000 shares of Common Stock will be cancelled by the holder thereof.  Except as set forth on Annex A, no shares of capital stock or other voting securities of YMMF are issued, reserved for issuance or outstanding.  All outstanding shares of the capital stock of YMMF are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Wyoming law, the YMMF Charter, the YMMF Bylaws or any Contract to which YMMF is a party or otherwise bound.  There are not any bonds, debentures, notes or other indebtedness of YMMF having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of YMMF's common stock may vote ("Voting YMMF Debt").  As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which YMMF is a party or by which it is bound (a) obligating YMMF to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, YMMF or any Voting YMMF Debt, (b) obligating YMMF to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of YMMF.  As of the date of this Agreement, there are not any outstanding contractual obligations of YMMF to repurchase, redeem or otherwise acquire any shares of capital stock of YMMF.   The stockholder list provided to PURA is a current stockholder and such list accurately reflects all of the issued and outstanding shares of the YMMF's common stock.

Exhibit 2.1 -- Page 12

4.4.            Authority; Execution and Delivery; Enforceability.  The execution and delivery by YMMF of this Agreement and the consummation by YMMF of the Transactions have been duly authorized and approved by the Board of Directors of YMMF and the holders of a majority of its capital stock and no other corporate proceedings on the part of YMMF are necessary to authorize this Agreement and the Transactions.  This Agreement constitutes a legal, valid and binding obligation of YMMF, enforceable against YMMF in accordance with the terms hereof.
4.5.            No Conflicts; Consents.  The execution and delivery by YMMF of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of YMMF under, any provision of (i) the YMMF Charter or YMMF Bylaws, (ii) any material Contract to which YMMF is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.6(b), any material Order or material Law applicable to YMMF or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a YMMF Material Adverse Effect.
4.6.            No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to YMMF in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than filings under state "blue sky" laws, as may be required in connection with this Agreement and the Transactions.
4.7.            Taxes.  YMMF has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a YMMF Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a YMMF Material Adverse Effect.
4.8.            The YMMF Financial Statements reflect an adequate reserve for all Taxes payable by YMMF (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against YMMF, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a YMMF Material Adverse Effect.
4.9.            There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of YMMF.  YMMF is not bound by any agreement with respect to Taxes.

Exhibit 2.1 -- Page 13

4.10.            Benefit Plans.  YMMF does not, and since its inception never has, maintained or contributed to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of YMMF.  As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between YMMF and any current or former employee, officer or director of YMMF, nor does YMMF have any general severance plan or policy.
4.11.            Litigation.  There is no Action against or affecting YMMF or any subsidiary or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a YMMF Material Adverse Effect.  Neither YMMF nor any subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.
4.12.            Compliance with Applicable Laws.  YMMF is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a YMMF Material Adverse Effect.  YMMF has not received any written communication during the past two years from a Governmental Entity that alleges that YMMF is not in compliance in any material respect with any applicable Law.  This Section 4.9 does not relate to matters with respect to Taxes, which are the subject of Section 4.7.
4.13.            Contracts.  There are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of YMMF taken as a whole.  YMMF is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a YMMF Material Adverse Effect.
4.14.            Title to Properties.  YMMF has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which YMMF has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of YMMF to conduct business as currently conducted.  YMMF has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.  YMMF enjoys peaceful and undisturbed possession under all such material leases.
4.14.            Intellectual Property.  YMMF does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights.  No claims are pending or, to the knowledge of YMMF, threatened that YMMF is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

Exhibit 2.1 -- Page 14

4.15.            SEC Documents. YMMF has filed all reports, schedules, forms, statements and other documents as required by the U.S. Securities and Exchange Commission (the "SEC") and YMMF has delivered or made available to Cardinal all reports, schedules, forms, statements and other documents filed with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "YMMF SEC Documents"). The YMMF SEC Documents complied in all material respects with the requirements of the Securities Act of 19933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such YMMF SEC documents, and none of the YMMF SEC Documents (including any and all consolidated financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to Cardinal prior to the date of this Agreement), none of the YMMF SEC Documents contains any untrue statement of a material fact or omits to state any material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of YMMF included in such YMMF SEC Documents (the "YMMF Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of YMMF and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by YMMF's independent accountants). Except as set forth in the YMMF SEC Documents, at the date of the most recent audited financial statements of YMMF included in the YMMF SEC Documents, neither YMMF nor any of its subsidiaries had, and since such date neither YMMF nor any of such subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to YMMF.
4.16.            Undisclosed Liabilities.  Neither of the YMMF nor any of its subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet contained in the most recent Form 10-Q filed with the SEC, (b) liabilities which have arisen since the date of the balance sheet contained in the most recent Form 10-Q filed with the SEC in the ordinary course of business which do not exceed $1,000.00 in the aggregate and (c) contractual and other liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet.

4.17.            Transactions With Affiliates and Employees.  None of the officers or directors of YMMF and, to the knowledge of YMMF, none of the employees of YMMF is presently a party to any transaction with YMMF or any subsidiary (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of YMMF, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

Exhibit 2.1 -- Page 15

4.18.            Solvency.  Based on the financial condition of YMMF as of the Closing Date (and assuming that the Closing shall have occurred), (a) YMMF's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of YMMF's existing debts and other liabilities (including known contingent liabilities) as they mature, (b) YMMF's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs, taking into account the particular capital requirements of the business conducted by YMMF, and projected capital requirements and capital availability thereof, and (c) the current cash flow of YMMF, together with the proceeds YMMF would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  YMMF does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

4.19.            Investment Company.  YMMF is not, and is not an affiliate of, and immediately following the Closing will not have become, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.
4.20.            Foreign Corrupt Practices.  Neither YMMF, nor to YMMF's knowledge, any director, officer, agent, employee or other person acting on behalf of YMMF has, in the course of its actions for, or on behalf of, YMMF (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.21.            Absence of Certain Changes or Events.  From the date of the YMMF Financial Statements to the date of this Agreement, YMMF has conducted its business only in the ordinary course, and during such period there has not been:

(a)            any change in the assets, liabilities, financial condition or operating results of YMMF from that reflected in the YMMF Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a YMMF Material Adverse Effect;
(b)            any damage, destruction or loss, whether or not covered by insurance, that would have a YMMF Material Adverse Effect;
(c)            any waiver or compromise by YMMF of a valuable right or of a material debt owed to it;
(d)            any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by YMMF, except in the ordinary course of business and the satisfaction or discharge of which would not have a YMMF Material Adverse Effect;
(e)            any material change to a material Contract by which YMMF or any of its assets is bound or subject;

Exhibit 2.1 -- Page 16

(a)            any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;
(b)            any resignation or termination of employment of any officer of YMMF;
(c)            any mortgage, pledge, transfer of a security interest in or lien created by YMMF with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair YMMF's ownership or use of such property or assets;
(d)            any loans or guarantees made by YMMF to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;
(e)            any declaration, setting aside or payment or other distribution in respect of any of YMMF's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by YMMF;
(f)            any alteration of YMMF's method of accounting or the identity of its auditors;
(g)            any issuance of equity securities to any officer, director or affiliate, except pursuant to existing YMMF stock option plans; or
(h)            any arrangement or commitment by YMMF to do any of the things described in this Section 4.23.

4.24.            Disclosure.  All disclosure provided to the Shareholders regarding YMMF, its business and the Transactions, furnished by or on behalf of YMMF (including YMMF's representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.24.            Disclosure.  All disclosure provided to the Shareholders regarding YMMF, its business and the Transactions, furnished by or on behalf of YMMF (including YMMF's representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.25.            No Undisclosed Events, Liabilities, Developments or Circumstances.  No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to YMMF, its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by YMMF under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by YMMF of its common stock and which has not been publicly announced.
4.26.            No Additional Agreements.  YMMF does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

Exhibit 2.1 -- Page 17

ARTICLE V
Conditions to Closing

5.1.            YMMF Conditions Precedent.  The obligations of the Shareholders, Stakeholders and PURA to enter into and complete the Closing are subject, at the option of the Shareholders, Stakeholders and PURA, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by PURA and the Shareholders and Stakeholders in writing.

(a)            Representations and Covenants. The representations and warranties of YMMF contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  YMMF shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by YMMF on or prior to the Closing Date.  YMMF shall have delivered to the Shareholders and PURA a certificate, dated the Closing Date, signed by an officer of the YMMF, to the foregoing effect.
(b)            Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of PURA or the Shareholders, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of YMMF.
(c)            Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by YMMF for the authorization, execution and delivery of this Agreement and the consummation by it of the Transactions shall have been obtained and made by YMMF, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a YMMF Material Adverse Effect.
(d)            No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the PURA Financial Statements which has had or is reasonably likely to cause a YMMF Material Adverse Effect.
(e)            Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of YMMF, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to PURA and the Shareholders.
(f)            Satisfactory Completion of Due Diligence.  PURA and the Shareholders shall have completed their legal, accounting and business due diligence of YMMF and the results thereof shall be satisfactory to PURA and the Shareholders in their sole and absolute discretion.

Exhibit 2.1 -- Page 18

(g)            Secretary's Certificate.  YMMF shall have delivered to PURA a certificate, signed by its Secretary or other authorized officer, certifying that the attached copies of the YMMF Charter, the YMMF Bylaws and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.
(h)            Good Standing Certificate.  YMMF shall have delivered to PURA a certificate of good standing of YMMF dated within five (5) business days of Closing issued by the Secretary of State of Colorado.
(i)            Resignations and Appointments.  YMMF shall have delivered to PURA (i) a letter of resignation from each director and officer of YMMF resigning from all of their respective positions effective upon the Closing and (ii) evidence of the election of such directors and officers of YMMF as may be designated by PURA, effective as of the Closing.
(j)            Payoff Letters and Releases.  YMMF shall have delivered to PURA such pay-off letters and releases relating to liabilities of YMMF as PURA shall request, in form and substance satisfactory to PURA.
(k)            Lien Searches.  If requested, YMMF shall have delivered to PURA the results of UCC, judgment lien and tax lien searches with respect to YMMF, the results of which indicate no liens on the assets of YMMF.
(l)            Release.  YMMF shall have delivered to PURA a duly executed release by the current directors and officers of YMMF and by YMMF in favor of PURA and the Shareholders, in form and substance satisfactory to PURA.
(m)            Issuance of Shares.  YMMF shall have issued the Shares to the Shareholders on the stock ledger of YMMF in accordance with Annex A and shall have delivered a copy of such stock ledger to PURA and the Shareholders.  At or within five (5)  business days following the Closing, YMMF shall deliver to each Shareholder a certificate representing the new shares of YMMF Stock issued to such Shareholder.
(n)            Such other documents as PURA may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of YMMF evidencing the performance by YMMF, or the compliance by YMMF with, any covenant or obligation required to be performed or complied with by YMMF (iii) evidencing the satisfaction of any condition referred to in this Article V, or (iv) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement and the Transaction Documents.

5.2.            PURA and Shareholder and Stakeholder Conditions Precedent.  The obligations of YMMF to enter into and complete the Closing is subject, at the option of YMMF, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by YMMF in writing.

Exhibit 2.1 -- Page 19

(a)            Representations and Covenants.  The representations and warranties of the Shareholders, Stakeholders and PURA contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  The Shareholders, Stakeholders and PURA shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholders and PURA on or prior to the Closing Date.  Each of PURA and the Shareholders and Stakeholder shall have delivered to YMMF a certificate, dated the Closing Date, to the foregoing effect.
(b)            Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of YMMF, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of PURA.
(c)            Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Shareholders, Stakeholders or PURA for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by the Shareholders, Stakeholders or PURA, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have an PURA Material Adverse Effect.
(d)            No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the PURA Financial Statements which has had or is reasonably likely to cause an PURA Material Adverse Effect.
(e)            Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of YMMF, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to YMMF.
(f)            Satisfactory Completion of Due Diligence.  YMMF shall have completed its legal, accounting and business due diligence of PURA and the Shareholders and Stakeholders and the results thereof shall be satisfactory to YMMF in its sole and absolute discretion.
(g)            Secretary's Certificate. PURA shall have delivered to YMMF a certificate, signed by its Secretary or other authorized officer, certifying that the attached copies of the PURA Constituent Instruments and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.
(h)            Good Standing Certificate.  PURA shall have delivered to YMMF a certificate of good standing of PURA dated within five (5) business days of Closing reasonably satisfactory to YMMF.

Exhibit 2.1 -- Page 20

(i)            Share Transfer Documents.  Each Shareholder shall have delivered to YMMF the original certificate(s) representing its PURA Stock, accompanied by a duly executed stock transfer power for transfer by the Shareholder of its PURA Stock to YMMF.

ARTICLE VI
Covenants

6.1.            Blue Sky Laws.  YMMF shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the YMMF Stock in connection with this Agreement.

6.2.            Public Announcements. YMMF and PURA will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

6.3.            Fees and Expenses.  All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.
6.4.            Continued Efforts.  Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.
6.5.            Exclusivity.  No Party hereto shall (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of YMMF or PURA (as applicable), or any assets of YMMF or PURA (as applicable) (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (c) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby.  Each Party shall notify the other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.
6.6.            Access.  Each Party shall permit representatives of any other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.
6.7.            Preservation of Business.  From the date of this Agreement until the Closing Date, each of PURA and YMMF shall, except as otherwise permitted by the terms of this Agreement, operate only in the ordinary and usual course of business consistent with its past practices and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its business, and (c) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.

Exhibit 2.1 -- Page 21

ARTICLE VII
Miscellaneous

7.1.            Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the addresses set forth on the signature page hereof (or at such other address for a Party as shall be specified by like notice):
7.2.            Amendments; Waivers; No Additional Consideration.  No provision of this Agreement may be waived or amended except in a written instrument signed by PURA, YMMF and Shareholders holding a majority of the Shares.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.  No consideration shall be offered or paid to any Shareholder to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all Shareholders then hold the Shares.
7.3.            Termination.
(a)            The Parties may terminate this Agreement as provided below:
(i)            PURA, YMMF and a majority of the Shareholders may terminate this Agreement by mutual written consent at any time prior to the Closing;
(ii)            YMMF may terminate this Agreement by giving written notice to PURA and the Shareholders at any time prior to the Closing (A) in the event PURA or any Shareholder has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, YMMF has notified PURA and/or the Shareholder of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach; (B) if the Closing shall not have occurred on or before July 31, 2016 by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure results primarily from YMMF itself breaching any representation, warranty, or covenant contained in this Agreement); and
(iii)            PURA may terminate this Agreement by giving written notice to YMMF at any time prior to the Closing (A) in the event YMMF has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, PURA has notified YMMF of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach; (B) if the Closing shall not have occurred on or before July 31, 2016, by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure results primarily from PURA or any Shareholder breaching any representation, warranty, or covenant contained in this Agreement).
(b)            If any Party terminates this Agreement pursuant to Section 7.3(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

Exhibit 2.1 -- Page 22

7.4.            Replacement of Securities.  If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, YMMF shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to YMMF of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares.  If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, YMMF may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.
7.5.            Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Shareholders, YMMF and PURA will be entitled to specific performance under this Agreement.  The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.
7.6.            Independent Nature of Shareholders' Obligations and Rights.  The obligations of each Shareholder under this Agreement are several and not joint with the obligations of any other Shareholder, and no Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder under this Agreement.  The decision of each Shareholder to acquire the Shares pursuant to this Agreement has been made by such Shareholder independently of any other Shareholder.  Nothing contained herein, and no action taken by any Shareholder pursuant hereto, shall be deemed to constitute the Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein.  Each Shareholder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Shareholder to be joined as an additional party in any proceeding for such purpose.  Each of PURA and YMMF acknowledges that each of the Shareholders has been provided with this same Agreement for the purpose of closing a transaction with multiple Shareholders and not because it was required or requested to do so by any Shareholder.
7.7.            Limitation of Liability.  Notwithstanding anything herein to the contrary, each of YMMF and PURA acknowledges and agrees that the liability of a Shareholder arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of such Shareholder, and that no trustee, officer, other investment vehicle or any other affiliate of such Shareholder or any investor, shareholder or holder of shares of beneficial interest of such Shareholder shall be personally liable for any liabilities of such Shareholder.
7.8.            Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

Exhibit 2.1 -- Page 23

7.9.            Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
7.10.            Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.
7.11.            Entire Agreement; Third Party Beneficiaries.  This Agreement, together with the Rescission Agreement (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.
7.12.            Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Colorado are mandatorily applicable to the Transactions.
7.13.            Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties.  Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

Exhibit 2.1 -- Page 24

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

YUMMY FLIES, INC.

By:
Name:
Title:

PURA NATURALS, INC.

By:
Name:
Title:

SHAREHOLDERS:

STAKEHOLDERS:

Exhibit 2.1 --  Page 25

Exhibit 2.1 -- Page 25

ANNEX A
Shareholders and Stakeholders of PURA

Name and Address of Shareholder	Number of Shares of PURA Stock Exchanged	Percentage of Total Shares of PURA Stock	Number of Shares of YMMF Stock Received
Advanced Innovative Recovery Tech	7,650,000	51.00%	3,196,170
Action You	500,000	3.33%	208,900
Advanced Materials Technology, Inc.	250,000	1.67%	104,450
The AAA Switzer Trust	100,000	0.67%	41,780
NXTGen Pet	1,731,000	11.54%	723,212
Anderson, Erik	2,000	0.01%	836
Hurd, Michael & Patricia	20,000	0.13%	8,356
Fuchs, Arnold	60,000	0.40%	25,068
McLain, A. and Donald	40,000	0.27%	16,712
Haas, Orin K & Nancy	40,000	0.27%	16,712
Storms, Jolene	90,000	0.60%	37,602
Starr, Robert & Judy	20,000	0.13%	8,356
Benson, John (Skip)	75,000	0.50%	31,335
Schuller, Pete	30,000	0.20%	12,534
Villesvik, Ed	2,000	0.01%	836
Morrisette, Michele (Morrisette McKie LLC)	88,000	0.59%	36,766
Morrisette, Michele	26,000	0.17%	10,863
Sowers, Allison (Morrisette daughter)	30,000	0.20%	12,534
Thom, Richard or Peggy	100,000	0.67%	41,780
McEdwards, Don	40,000	0.27%	16,712
Greder, Greg	20,000	0.13%	8,356
Scofield, Dann	180,000	1.20%	75,204

Exhibit 2.1 -- Page 26

Name and Address of Shareholder	Number of Shares of PURA Stock Exchanged	Percentage of Total Shares of PURA Stock	Number of Shares of YMMF Stock Received
Winston, Darl	40,000	0.27%	16,712
Martin Rebecca	30,000	0.20%	12,534
Kurt and Carol Uphoff	20,000	0.13%	8,356
Redeker, Perry	170,000	1.13%	71,026
Axtell, Teresa	20,000	0.13%	8,356
Skott, Craig	60,000	0.40%	25,068
Murphy, James	100,000	0.67%	41,780
Scheid, David	6,000	0.04%	2,507
Holland, Murry	10,000	0.07%	4,178
Farthing, Wayne	14,000	0.09%	5,849
Shores, Linda	10,000	0.07%	4,178
Braska Films	10,000	0.07%	4,178
Schoendienst, Paul	100,000	0.67%	41,780
Gardner, Dennis	80,000	0.53%	33,424
Gardner, Dennis	200,000	1.33%	83,560
Rist Family Trust	167,000	1.11%	83,560
Franqui, Kenneth	5,000	0.03%	2,089
Candice, Nguyen	40,000	0.27%	16,712
Lysa Gaye Switzer Trust	400,000	2.67%	167,120
Robert Switzer	300,000	2.00%	125,340
Action You	700,000	4.67%	292,460
Advanced Materials Technology, Inc.	550,000	3.67%	229,790
Woodward, Tim	70,000	0.47%	29,246
Hightower, Andrea	40,000	0.27%	16,712
Doherty, Patrick	40,000	0.27%	16,712
Doherty, Matthew	80,000	0.53%	33,424

Exhibit 2.1 -- Page 27

Name and Address of Shareholder	Number of Shares of PURA Stock Exchanged	Percentage of Total Shares of PURA Stock	Number of Shares of YMMF Stock Received
Carrillo, Pete	22,500	0.15%	9,401
Doherty, Nicole	22,500	0.15%	9,401
O'Brien, Michael	40,000	0.27%	16,712
Banister, Brad	275,500	1.84%	115,104
Feffer, Michael	20,000	0.13%	8,356
Osborn, Beau	1,500	0.01%	627
Slama, Anthony	5,000	0.03%	2,089
McDougall, Micheal	2,500	0.02%	1,045
Ant Hill Retail Group	10,500	0.07%	4,387
Kiesow, Robert	1,500	0.01%	627
Woods, Susan P.	25,000	0.17%	10,445
Doherty, Kevin	5,000	0.03%	2,089
Wuensch, Brenda	12,500	0.08%	5,223
TOTALS	15,000,000	100%	6,267,000

Exhibit 2.1 -- Page 28

ANNEX B
Definitions

"Action" means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

"Code" means the Internal Revenue Code of 1986, as amended.

"Consent" means any material consent, approval, license, permit, order or authorization.

"Contract" means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"GAAP" means United States generally accepted accounting principles.

"Governmental Entity" means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

"Intellectual Property Right" means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

"Law" means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

"Lien" means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

"PURA Bylaws" means the Bylaws of YMMF, as amended to the date of this Agreement.

"PURA Charter" means the Articles of Incorporation of YMMF, as amended to the date of this Agreement.

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Taxes" means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

"Tax Return" means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

"Transaction Documents" means this Agreement and any other documents or agreements executed in connection with the Transactions.

            "YMMF Bylaws" means the Bylaws of YMMF, as amended to the date of this Agreement.

"YMMF Charter" means the Articles of Incorporation of YMMF, as amended to the date of this Agreement.

Exhibit 2.1 -- Page 29

SCHEDULE 3.3

Kordenbrock:

Jim Kordenbrock has an option to purchase 750,000 number of PURA shares at $0.001 per share.   The option is immediately exercisable.  The option will be assumed by YMMF and the number of option shares will be adjusted by the exchange rate used in the Agreement such that 313,350 YMMF will be issuable thereunder.

            Doherty:

Bob Doherty has an option to purchase 375,000 number of PURA shares at $0.001 per share.   The option is immediately exercisable.  The option will be assumed by YMMF and the number of option shares will be adjusted by the exchange rate used in the Agreement such that 156,675 YMMF will be issuable thereunder.

Exhibit 2.1 -- Page 30